EXHIBIT 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statement of Consolidated Water Co. Ltd. on Form S-8 (File No. 333-187261) of our report dated March 31, 2021, with respect to our audits of the consolidated financial statements of Consolidated Water Co. Ltd. as of December 31, 2020 and 2019 and for each of the years in the two year period ended, which report is included in this Annual Report on Form 10-K of Consolidated Water Co. Ltd. for the year ended December 31, 2020.

Arch 31, 2020
/s/ Marcum LLP

West Palm Beach, Florida
March 31, 2021